AIMCO PROVIDES AN UPDATE ON COVID-19 AND 2020 GUIDANCE

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) today issued the following statement regarding the on-going COVID-19 pandemic.

“Aimco’s first priority is the health and safety of our residents and teammates,” said Terry Considine, Aimco Chairman and Chief Executive Officer. “Our teams are following the recommendations of the CDC and complying with numerous state and local mandates to reduce the potential for infection from physical interactions in our offices and communities.” Considine added “Keith Kimmel and his team are completing a successful first quarter and preparing for the uncertainties of the rest of the year.”

Chief Financial Officer Paul Beldin reported: “Aimco expects first quarter 2020 results to be good, in-line with our announced expectations. However, until we know better the economic consequences of the pandemic, we are withdrawing our previous guidance to full year 2020 results.” Beldin added “The Aimco balance sheet remains safe, comprised primarily of non-recourse property debt with LTV’s approximating 32% and limited near-term maturities.  To bolster liquidity in this time of uncertainty, Aimco: (1) drew down $300M under its credit facility; and (2) deferred to a later date planned capital spending of approximately $150M, while continuing construction of four properties with expected remaining costs of $210M: $135M in 2020; and $75M in 2021 and 2022. In addition, Aimco has a $2.4B pool of properties unencumbered by debt providing access to substantial additional liquidity, if needed.”

About Aimco

Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 124 communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected first quarter 2020 results and expected capital investments.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco redevelopment and development investments; expectations regarding Aimco sales of apartment communities and the use of proceeds thereof; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.

Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation:

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Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

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Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants;

•	Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and
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Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2019, and the other documents Aimco files from time to time with the Securities and Exchange Commission.

These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

Contact:

Matt Foster

Director, Investor Relations

Investor Relations (303) 793-4661

Investor@aimco.com